Exhibit 99.1

December 20, 2007
FOR IMMEDIATE RELEASE
Contact:  Angelo J. Di Lorenzo, President
and Chief Executive Officer
Brooklyn Federal Bancorp, Inc.
Telephone: (718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES MANAGEMENT PROMOTIONS

BROOKLYN, NY – December 20, 2007 – The Board of Directors of Brooklyn Federal Bancorp, Inc. (the “Company”), today announced that at the Company’s December 18, 2007 Board of Directors’ meeting, Richard A. Kielty, the current Executive Vice President and Chief Financial Officer, was promoted to President and Chief Operating Officer.  Angelo J. Di Lorenzo, the current President and Chief Executive Officer, will relinquish his title of President but retain his title of Chief Executive Officer. He was also elected Vice Chairman of the Board of Directors.  Mr. Kielty will continue to report to Mr. Di Lorenzo in his new roles. Ralph Walther, Vice President and Controller, was promoted to Chief Financial Officer. All executive changes will be effective January 1, 2008.

John A. Loconsolo, Chairman of the Board of Directors of the Company, the Bank and the MHC noted, “We are very appreciative of the excellent service and commitment that Mr. Di Lorenzo has made in his 46 years of service to Brooklyn Federal Savings Bank and believe we have now taken an important step in our management succession plan in the promotion of Mr. Kielty.”.  Mr. Di Lorenzo said,  “I am grateful for the opportunity to have headed the organization for the past 35 years and look forward to my continued partnership with Richard.  I also believe Mr. Walther will serve as an able Chief Financial Officer.”

Brooklyn Federal Bancorp, Inc. is the parent corporation for Brooklyn Federal Savings Bank, a federally chartered savings bank headquartered in Brooklyn, New York.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation.  The Bank operates four full-service offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”,  “intend”, “anticipate”, “should”, “planned”,  “estimated”, and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.